Exhibit 10.1

SELECTIVE INSURANCE GROUP, INC.

2005 OMNIBUS STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Restricted Stock Unit Agreement”) is made and entered into as of [DATE] (the “Date of Grant”), by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Company”) and [EMPLOYEE] (the “Recipient”).

WHEREAS, the Salary and Employee Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved the grant of Restricted Stock Units pursuant to the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, as amended (the “Plan”), as hereinafter defined, to the Recipient as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.        Definitions.  Capitalized terms which are not defined herein shall have the meanings set forth in the Plan.

2.        Grant of Restricted Stock Units.  The Company hereby grants to the Recipient an award of [NUMBER] Restricted Stock Units, subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

3.        Lapse of Restrictions.  All Restricted Stock Units shall vest as set forth in this Section 3, and, except as herein provided, shall be forfeited upon the Recipient’s termination of employment with the Company and all its Subsidiaries.  The Restricted Stock Units shall become vested if:

(a)            the Recipient is employed by the Company or any Subsidiary as of the applicable anniversary date set forth below (the “Vesting Date”); and

(b)            [satisfaction of performance goals].

Notwithstanding the foregoing, the Restricted Stock Units shall not be forfeited if the Recipient terminates employment with the Company and all its Subsidiaries prior to the Vesting Date solely as a result of the Recipient’s death, termination of employment on or after “Early Retirement Age” or “Normal Retirement Age,” as each is defined in the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”), or “Total Disability” as defined in the Retirement Income Plan.  However, except where the Recipient dies

Restricted Stock Unit Agreement (Performance Based)

while still employed by the Company or a Subsidiary, the Recipient shall not vest in any of his Restricted Stock Units unless the performance goals set forth in paragraph (b) are satisfied.

Date	Percentage Vested
[Third anniversary of the Date of Grant]	[100%]1

4.        Dividend Equivalents.  Following the vesting of a Restricted Stock Unit, the Recipient shall also be entitled to receive the Fair Market Value of that number of shares of Company Stock that would have been payable had the aggregate dividends paid with respect to a share of Company Stock during the period commencing on the date of grant of the Restricted Stock Unit and terminating on the date on which the Recipient is entitled to settlement of such Restricted Stock Unit pursuant to Section 6 of this Restricted Stock Unit Agreement (that is, on the Vesting Date, the Recipient’s date of death, the Recipient’s Separation from Service or the first business day following the expiration of six months following the Recipient’s Separation from Service, as applicable) been immediately reinvested in Company Stock on the dividend payment date.  All such dividend equivalents shall be subject to the same vesting and forfeiture requirements as apply to the Restricted Stock Units, and shall be paid to the Recipient in shares of Company Stock (with any fractional shares paid in cash) in accordance with, and at the same time as, settlement of the vested Restricted Stock Units to which they are related.

5.        Restrictions on Transfer.  The Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution or (ii) as may be permitted by the Committee pursuant to Section 22(c) of the Plan.

6.        Settlement of Restricted Stock Units.

(a)            Subject to the provisions of Section 15 of the Plan and this Section 6, the Company shall deliver to the Recipient (or, if applicable, the Recipient’s Designated Beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement that have become vested and nonforfeitable as soon as administratively practicable after the Vesting Date but in no event later than the end of the calendar year in which the Vesting Date occurs.

(b)            Notwithstanding paragraph (a) of this Section 6, if the Recipient dies prior to the Vesting Date while still employed by the Company or any of its Subsidiaries, then the Recipient shall be immediately vested in all his Restricted Stock Units and the Company shall deliver to the Recipient (or, if applicable, the Recipient’s Designated Beneficiary or legal representative) that number of shares of Company Stock as is equal to the number of Restricted Stock Units covered by this Restricted Stock Unit Agreement as soon as administratively

1    [Actual dates and vesting percentages to be determined by the Committee at the time of grant.]

practicable after the Recipient’s death, but in no event later than the end of the calendar year in which such death occurs.

(c)            If the Recipient is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of Company Stock and/or payment of dividend equivalents would ordinarily be made to the Recipient, the Company may delay delivery to the Recipient of that portion of the shares of Company Stock and/or the payment of that portion of the dividend equivalents for which the Company reasonably believes that Section 162(m) of the Code will preclude the Company from taking a compensation expense deduction, until the Recipient’s “separation from service,” as such term is defined in Section 409A of the Code and Treas. Reg. Section 1.409A-1(h), from the Company (“Separation from Service”).  Notwithstanding the foregoing, if the Recipient is a “specified employee,” as such term is defined in Section 409A of the Code and Treas. Reg. Section 1.409A-1(i), of the Company at the time of his Separation from Service, then such delayed delivery of Company Stock or payment of dividend equivalents shall be made on the first business day following the expiration of six months following the Recipient’s Separation from Service.

7.         No Rights as a Shareholder.  Until shares of Company Stock are issued, if at all, in satisfaction of the Company’s obligations under this Restricted Stock Unit Agreement, the Recipient shall have no rights as a shareholder.

8.         Notices.  Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at the Recipient’s address as last known by the Company or such other address as the Recipient may designate in writing to the Company.

9.         Securities Laws Requirements.  The Company shall not be obligated to transfer any shares of Company Common Stock issued in settlement of this Restricted Stock Unit grant from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time).  Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public.

10.       Protections Against Violations of Constituent Documents.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Company Stock deliverable following the vesting of the Restricted Stock Units by any holder thereof in violation of the provisions of the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Company Stock on its books nor will the holder of any of said Company Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

11.       Taxes.  The obligations of the Company under this Restricted Stock Unit Agreement shall be conditional on satisfaction of the Company’s legal tax withholding obligations and, unless the Recipient has made alternative arrangements satisfactory to the Company with respect to such tax withholding obligations, the Company will (1) withhold from the shares of Company Stock otherwise deliverable hereunder such number of shares as it determines is necessary to satisfy all applicable withholding tax obligations in respect of such shares, or (2) to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to the Recipient by the Company.

12.       Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13.       Governing Law.  This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to its principles of conflict of laws.

14.       Amendments.  Except as otherwise provided in Section 16, this Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

15.       Survival of Terms.  This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

16.       Agreement Not a Contract for Services.  Neither the grant of Restricted Stock Unit, the execution of this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.

17.       Severability.  If a provision of this Restricted Stock Unit Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

18.       Incorporation of Plan; Acknowledgment.  The Restricted Stock Unit Award is granted pursuant to the Plan, and the Restricted Stock Units and this Restricted Stock Unit Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Restricted Stock Unit Agreement by reference or are expressly cited.  By signing this Restricted Stock Agreement, the Recipient acknowledges having received and read a copy of the Plan.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

SELECTIVE INSURANCE GROUP, INC.
By:
Title:

[EMPLOYEE]

[CURRENT DATE]

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